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                        GULF SOUTH MEDICAL SUPPLY, INC.
         EXHIBIT (11) - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                 THREE MONTHS ENDED JUNE 30, 1997 AND 1996 AND
                    SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                 Three Months Ended     Six Months Ended
                                                                      June 30,               June 30,
                                                                 -------------------   -------------------
                                                                   1997       1996       1997       1996
                                                                 --------   --------   --------   --------
Average shares outstanding ...................................     16,308     14,585     16,297     14,207

Net effect of common stock options - based on the treasury
  method using assumed fair market value equal to the
  higher of the average or the ending market value of the
  common stock during the three months ended June 30, 1997
  and 1996 and the six months ended June 30, 1997 and 1996 ...        204        202        228        210
                                                                 --------   --------   --------   --------

Weighted average number of common shares .....................     16,512     14,787     16,525     14,417
                                                                 ========   ========   ========   ========

Net income ...................................................   $  4,238   $  2,959   $  8,049   $  5,281
                                                                 ========   ========   ========   ========

Net income per share .........................................   $   0.26   $   0.20   $   0.49   $   0.37
                                                                 ========   ========   ========   ========
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